Exhibit 99.1

For Further Information Contact

Julie Bimmerman (404) 888-2103

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS THIRD QUARTER AND NINE MONTH 2021 FINANCIAL RESULTS

ATLANTA, GEORGIA, October 27, 2021: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported strong unaudited financial results for its third quarter and nine months ended September 30, 2021.

The Company recorded third quarter revenues of $650.2 million, an increase of 11.4% over the prior year’s third quarter revenue of $583.7 million. Rollins’ reported net income was $93.9 million or $0.19 per diluted share for the third quarter ended September 30, 2021, compared to $79.6 million or $0.16 per diluted share for the same period in 2020.

Rollins’ revenues rose 12.2% for the first nine months of 2021 to $1.824 billion compared to $1.625 billion for the prior year. Net income for the first nine months of 2021 was $285.4 million or $0.58 per diluted share compared to $198.2 million or $0.40 per diluted share for the same period last year. Adjusted net income* and adjusted earnings per diluted share* for the nine months ended September 30, 2021 were $262.1 million or $0.53, respectively, compared to $204.9 million or $0.42 per diluted share for the same period last year.

The Company, as planned and previously disclosed, disposed of the majority of the properties received through the 2019 acquisition of Clark Pest Control of Stockton, Inc. The gain related to the disposition of these properties in the nine months ended September 30, 2021 was $31.5 million pre-tax. The third quarter and nine months ended September 30, 2020 included a one-time non-cash expense of $6.7 million for the accelerated restricted stock vesting for our late Chairman, R. Randall Rollins.

Gary W. Rollins, Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are proud of the performance and dedication of our employees and are very pleased with our strong financial results for both the quarter and first nine months of 2021. We remain confident of our continued success for 2021.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, McCall Service, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Services, PermaTreat, Rollins UK, Aardwolf Pestkare, Crane Pest Control and MissQuito, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.mccallservice.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com, www.missquito.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

*Adjusted amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial metrics including a reconciliation of the most closely correlated GAAP measure.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s confidence in its continued success. Forward-looking statements give expectations or forecasts of future events and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, you are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict and are not guarantees of future performance. Among the general factors that could cause actual results and financial condition to differ materially from those indicated by the forward-looking statements and estimated results and financial condition are those factors listed in periodic reports filed by Rollins with the Securities and Exchange Commission (“SEC”), including those factors discussed under Item 1.A., “Risk Factors” of Part I of the Company’s Annual Report on Form 10-K, filed with the SEC for the year ended December 31, 2020, which factors include, but are not limited to, the Company’s belief that its accounting estimates and assumptions, financial condition and results of operations may change materially in future periods in response to the COVID-19 pandemic; the outcomes of any pending claim, proceeding, litigation, regulatory action or investigation filed against us, which could have a material adverse effect on our business, financial condition and results of operations, including, but not limited to, the Company’s ongoing SEC investigation; the Company’s belief that the ongoing SEC investigation is primarily focused on how it established accruals and reserves at period-ends and the impact of those accruals and reserves on reported earnings, and the Company’s inability to predict the outcome of the SEC investigation; risks related to the Company’s belief that its current cash and cash equivalent balances, future cash flows expected to be generated from operating activities and available borrowings under its credit facilities will be sufficient to finance its current operations and obligations, and fund expansion of the business for the foreseeable future; the Company’s belief that it maintains adequate liquidity and capital resources that are directed to finance domestic operations and obligations and to fund expansion of its domestic business for the foreseeable future without regard to its foreign deposits; exposure of certain market risks in the ordinary course of our business, including fluctuation in interest rates and foreign currency exchange fluctuations; risks related to changes in industry practices or technologies; and competitive factors and pricing practices.

No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Rollins assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release, including any such statements related to COVID-19. You are advised, however, to consult any further disclosures Rollins makes on related subjects in its filings with the SEC.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At September 30, (unaudited)	2021	2020
ASSETS
Cash and cash equivalents	$117,655	$95,440
Trade accounts receivables, net	152,866	138,392
Financed receivables, net	27,294	24,091
Materials and supplies	26,976	30,386
Other current assets	48,663	43,527
Total Current Assets	373,454	331,836
Equipment and property, net	131,549	186,825
Goodwill	665,645	619,656
Customer contracts, net	284,393	275,366
Trademarks and tradenames, net	108,231	104,610
Other intangible assets, net	9,914	9,966
Operating lease, right-of-use assets	251,374	211,345
Financed receivables, long-term, net	45,410	37,430
Benefit plan assets	1,118	1,198
Deferred income tax assets	2,568	2,165
Other assets	31,157	25,669
Total Assets	$1,904,813	$1,806,066
LIABILITIES
Accounts payable	38,509	56,393
Accrued insurance, current	34,790	31,756
Accrued compensation and related liabilities	96,285	88,566
Unearned revenue	151,645	139,734
Operating lease liabilities, current	76,684	72,197
Current portion of long-term debt	18,750	15,625
Other current liabilities	60,833	64,868
Total Current Liabilities	477,496	469,139
Accrued insurance, less current portion	32,582	36,164
Operating lease liabilities, less current portion	177,381	140,795
Long-term debt	49,250	154,375
Deferred income tax liabilities	13,288	15,244
Long-term accrued liabilities	53,187	57,633
Total Liabilities	803,184	873,350
STOCKHOLDERS’ EQUITY
Common stock	492,049	491,624
Retained earnings and other equity	609,580	441,092
Total stockholders’ equity	1,101,629	932,716
Total Liabilities and Stockholders’ Equity	$1,904,813	$1,806,066

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
REVENUES
Customer services	$650,199	$583,698	$1,823,957	$1,624,928
COSTS AND EXPENSES
Cost of services provided	305,474	275,474	864,888	782,248
Depreciation and amortization	23,617	22,404	70,519	65,926
Sales, general and administrative	194,261	168,006	539,951	497,121
Chairman's accelerated stock vesting expense	—	6,691	—	6,691
(Gain) loss on sale of assets, net	(447)	1,355	(33,598)	629
Interest expense, net	222	866	1,334	4,491
INCOME BEFORE INCOME TAXES	127,072	108,902	380,863	267,822
PROVISION FOR INCOME TAXES	33,219	29,323	95,513	69,617
NET INCOME	$93,853	$79,579	$285,350	$198,205
NET INCOME PER SHARE - BASIC AND DILUTED[1]	$0.19	$0.16	$0.58	$0.40
Weighted average shares outstanding - basic and diluted	492,069	491,631	492,058	491,236

1 All prior year share and per share data have been adjusted to account for the three-for-two stock split effective December 10, 2020.

APPENDIX

Reconciliation of GAAP and non-GAAP Financial Measures

The Company has used the non-GAAP financial measures of adjusted net income and adjusted EPS in today’s earnings release, and the non-GAAP financial measures of organic revenues, organic revenues on a constant exchange rate, adjusted EBITDA, and free cash flow in today’s conference call. These measures should not be considered in isolation or as a substitute for revenues, net income, earnings per share or other performance measures prepared in accordance with GAAP.

The Company uses adjusted net income, adjusted EPS and adjusted EBITDA as measures of operating performance because they allow it to compare performance consistently over various periods without regard to the impact of the property disposition gains or the accelerated stock vesting expense. The Company uses organic revenues and organic revenues on a constant exchange rate to compare revenues over various periods excluding the impact of acquisitions and the change in foreign currency rates. The Company uses free cash flow to demonstrate its ability to generate cash.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth below is a reconciliation of non-GAAP financial measures used in today’s earnings release and conference call with their most comparable GAAP measures.

(unaudited in thousands except EPS)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
			Better/				Better/
	2021	2020	(Worse)%		2021	2020	(Worse)%
Reconciliation of Net Income to Adjusted Net Income and EPS
Net income	$93,853	$79,579	$14,274	17.9%	$285,350	$198,205	$87,145	44.0%
Property disposition gains	—	—	—	—	(31,517)	—	(31,517)	—
Chairman's accelerated stock vesting expense	—	6,691	(6,691)	—	—	6,691	(6,691)	—
Adjusted income taxes on excluded items	—	—	—	—	8,287	—	8,287	—
Adjusted net income	$93,853	$86,270	$7,583	8.8%	$262,120	$204,896	$57,224	27.9%
Adjusted net income per share - basic and diluted[1]	$0.19	$0.18	$0.01	5.6%	$0.53	$0.42	$0.11	26.2%
Weighted average shares outstanding - basic and diluted[1]	492,069	491,631	438	0.1%	492,058	491,236	822	0.2%

Reconciliation of Revenues to Organic Revenues and Organic Revenues on a Constant Exchange Rate
Revenues	$650,199	$583,698	$66,501	11.4%	$1,823,957	$1,624,928	$199,029	12.2%
Revenues from acquisitions	(12,671)	—	(12,671)	—	(43,931)	—	(43,931)	—
Organic revenues	637,528	583,698	53,830	9.2%	1,780,026	1,624,928	155,098	9.5%
Adjustment to organic revenues on a constant exchange rate	(431)	—	(431)	—	(10,314)	—	(10,314)	—
Organic revenues on a constant exchange rate	$637,097	$583,698	$53,399	9.2%	$1,769,712	$1,624,928	$144,784	8.9%

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net income	$93,853	$79,579	$14,274	17.9%	$285,350	$198,205	$87,145	44.0%
Depreciation and amortization	23,617	22,404	1,213	5.4	70,519	65,926	4,593	7.0
Interest expense, net	222	866	(644)	(74.4)	1,334	4,491	(3,157)	(70.3)
Provision for income taxes	33,219	29,323	3,896	13.3	95,513	69,617	25,896	37.2
EBITDA	150,911	132,172	18,739	14.2%	452,716	338,239	114,477	33.8%
Property disposition gains	—	—	—	—	(31,517)	—	(31,517)	—
Chairman's accelerated stock vesting expense	—	6,691	(6,691)	—	—	6,691	(6,691)	—
Adjusted EBITDA	$150,911	$138,863	$12,048	8.7%	$421,199	$344,930	$76,269	22.1%

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$79,706	$105,835	$(26,129)	(24.7)%	$298,911	$340,607	$(41,696)	(12.2)%
Purchases of equipment and property	(6,802)	(5,249)	(1,553)	(29.6)	(20,031)	(17,690)	(2,341)	(13.2)
Free Cash Flow	$72,904	$100,586	$(27,682)	(27.5)%	$278,880	$322,917	$(44,037)	(13.6)%

1 All prior year share and per share data have been adjusted to account for the three-for-two stock split effective December 10, 2020.

  CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Third Quarter 2021 results on

Wednesday, October 27, 2021 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 1-877-407-9716 domestic;

1-201-493-6779 international

with conference ID of 13723477

at least 5 minutes before start time.

REPLAY: available through November 3, 2021

Please dial 1-844-512-2921 / 1-412-317-6671, Passcode 13723477

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.rollins.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com